Exhibit 10.1(A)

Termes et conditions de l’avance en compte courant au profit de la societe TRAQUEUR SA

ENTRE	LES SOUSSIGNEES:

-	La société SIGEFI VENTURES GESTION, société anonyme au capital de 422.670 €, dont le siège social est à Lyon (69006) – 139, rue Vendôme et dont le numéro unique d’identification est 420 732 661 RCS Lyon, agissant au nom, pour le compte et en sa qualité de société de gestion du FCPR SIPAREX VENTURES 1 et des FCPI ING (F) ACTIONS INNOVATION 1, ING (F) ACTIONS INNOVATION 2, UNI-INNOVATION 1 et agissant également au nom, pour le compte et en sa qualité de délégataire de la gestion des actifs non cotés du FCPI INDOCAM INNOVATION I, représentée par Monsieur Michel FAURE, dûment habilité à cet effet,

-	La société SIPAREX CROISSANCE, société en commandite par actions au capital de 66.462.675 65.683.095 euros, dont le siège social est situé 139 rue Vendôme, 69006 Lyon, inscrite sous le numéro d’identification unique 312 056 641 RCS LYON, représentée par son gérant la Société SIGEFI, société par actions simplifiée au capital de 1.891.336 euros, dont le siège social est situé 139 rue Vendôme, 69006 Lyon, inscrite sous le numéro d’identification unique 331 595 587 RCS LYON, elle-même représentée par Monsieur Michel FAURE, dûment habilité aux fins des présentes,

-	La société SIPAREX DEVELOPPEMENT, société en commandite par actions au capital de 35.081.220 34.009.245 euros, dont le siège social est situé 166 rue du Faubourg Saint Honoré, 75008 Paris, inscrite sous le numéro d’identification unique 378 213 375 RCS PARIS, représentée par son gérant la Société SIGEFI, société par actions simplifiée au capital de 1.891.336 euros, dont le siège social est situé 139 rue Vendôme, 69006 Lyon, inscrite sous le numéro d’identification unique 331 595 587 RCS LYON, elle-même représentée par Monsieur Michel FAURE, dûment habilité aux fins des présentes,

-	La société CREDIT LYONNAIS PRIVATE EQUITY, société anonyme à directoire et conseil de surveillance au capital de 8.000.000 euros, dont le siège est à PARIS (75116) 43/47, avenue de la grande armée immatriculée au RCS de Paris sous le n° B 428 711 196 représentée par Monsieur Stéphane MONMOUSSEAU, agissant au nom, pour le compte et en sa qualité de société de gestion du FCPR CL Capital Développement 1 et du FCPI Crédit Lyonnais Innovation 1,

-	La société VIVERIS MANAGEMENT, société par actions simplifiée au capital de 168.700 €, dont le siège social est à Marseille, immatriculée au R.C.S. de Marseille sous le numéro 432 544 773, représentée par M. Marc VILLECROZE ABDELOUHAB, dûment habilité à cet effet, agissant au nom, pour le compte et en sa qualité de société de gestion d’INNOVERIS 1 et INNOVERIS 3, Fonds Commun de Placement pour l’Innovation,

-	LOJACK

société de droit de l’Etat du Massachusetts, immatriculée sous le numéro (FED ID) 04-2664794, dûment représentée par M. Paul Barrett

-	Xavier GERARD

demeurant 21, boulevard Beauséjour, 75116 Paris, marié sous le régime de la participation aux acquêts,

ci-après dénommés ensemble les « Investisseurs », agissant sans solidarité

de première part

et

TRAQUEUR, société anonyme au capital de 1.175.130 € dont le siège est situé à ISSY LES MOULINEAUX (92130), 17, Place de la Résistance, immatriculée au Registre du Commerce et des Sociétés de Nanterre sous le numéro 412 027 492, représentée par Monsieur Stéphane Schmoll, Président du directoire, ci–après désignée la « Société »,

de seconde part

et

- Monsieur Jean-Jacques SCHMOLL, demeurant 141, rue de Longchamp – 75116 PARIS, marié sous le régime de la communauté universelle;

- Madame Jacqueline SCHMOLL, demeurant 141, rue de Longchamp – 75116 PARIS, marié sous le régime de la communauté universelle;

- Monsieur Stéphane SCHMOLL, demeurant 16, rue Descartes – 92190 MEUDON, marié sous le régime de la communauté de biens réduite aux acquêts;

agissant solidairement,

- Monsieur Luc CHAMBON, demeurant 107, rue de l’Université – 75007 Paris, marié sous le régime de communauté réduite aux acquêts,;

de troisième part

EXPOSÉ

Les Investisseurs sont actionnaires de la Société. Ils détiennent 70,43% du capital de la Société, Les Investisseurs sont disposés à apporter à la Société, dans les conditions prévues aux présentes, des fonds en compte courant.

La société TRAQUEUR SA est une société spécialisée dans la localisation et la récupération rapide de véhicules volés; elle exploite sur le territoire français métropolitain une convention exclusive de procédés mis au point par la société de droit de l’Etat du Massachusetts (USA), LoJack Inc. Cette licence n’a pas de date d’extinction puisqu’elle est valide jusqu’à la date d’expiration du dernier brevet d’amélioration. Ces procédés, pour être mis en œuvre nécessitent le déploiement sur le territoire à surveiller d’une importante infrastructure de radiocommunication, de télécommunication et informatique.

Après une phase de déploiement de ce réseau pendant l’année 2002, la Société a officiellement lancé la commercialisation de son service.

Au 17 octobre 2003, environ 3.000 véhicules ont été équipés du système Traqueur et les premiers vols de véhicules automobiles ont été suivis dans les heures qui ont suivi d’un repérage et d’une interception par les forces de l’ordre avec les quelles Traqueur SA avait signé des convention de service (Gendarmerie Nationale, Ministère de l’Intérieur, Polices Municipales).

En juillet 2003, la Société a procédé à une augmentation de capital d’un million et demi d’euros, renforcement de fonds propres qui devait permettre à Traqueur SA de lancer des négociations en vue d’une augmentation de capital plus conséquente (de l’ordre de 4 à 5 millions d’euros avec ouverture du capital à des nouveaux actionnaires).

Il avait été prévu que ces négociations se déroulent en Septembre/ Octobre 2003.

Le montant de l’augmentation de capital en négociation a été dimensionné pour permettre à l’entreprise d’atteindre le point d’équilibre d’exploitation compte tenu de l’augmentation régulière des installations de véhicules automobiles. Il faut noter à ce jour que le rythme d’installation est de l’ordre de 17 véhicules par jour (croissance régulière à partir du démarrage effectif des opérations de vente en début de l’année).

La société a reçu le 20 octobre 2003 une proposition d’investissement d’un tiers investisseur (APlusFinance) et par ailleurs un certain nombre d’établissements financiers sont en train d’avancer rapidement dans l’examen du dossier (OTC Asset Management, FCJE, SPEF Ventures, Innoven Partners).

L’analyse du planning de ces opérations d’augmentation de capital qui seront des émissions réservées avec suppression des droits préférentiels de souscription montre que la réalisation définitive aura lieu au plus tard le 29 novembre et dans ces conditions, l’entreprise a souhaité bénéficier d’avances en compte courant des Investisseurs pour un montant global de un million quatre cent soixante cinq mille (1.465.000) euros, ce qui a été accepté par les Investisseurs à condition de disposer de la faculté d’incorporer ces avances au capital de la société, par voie de compensation de créances, dans le cadre de l’augmentation de capital en cours de lancement.

La présente convention a pour objet de concrétiser l’accord des Investisseurs et de la Société sur les termes et conditions desdites avances en compte courant ainsi que sur les conditions de leurs remboursements par la Société et /ou de leur conversion par les Investisseurs en actions de la société par compensation avec les créances qu’ils détiendront sur la société au titre de ces avances.

Comme rappelé ci-avant, la Société a fait appel aux Investisseurs pour financer le développement de la Société à l’occasion d’une augmentation de capital décidée par l’assemblée générale du 28 juillet 2003.

A l’issue des décisions de cette assemblée générale et des souscriptions corrélatives, la répartition des titres émis par la Société est la suivante:

ACTIONNAIRES	ACTIONS	CATÉGORIE	BSA/ BSPCE
Dirigeants	4.437	A	1.697
Autres	25.421	A	1.590
Total Fondateurs	29.858	—
BNP P-D	1.785	C
Tracker	0	B	44
LoJack	13.361	B
EADS	4.230	B	200
Groupe CL	7.922	C
Groupe Siparex	7.816	C
FCPI ING (F) AI 1	483	C
FCPI ING (F) AI 2	2.022	C
FCPI I I 1	2.890	C
FCPI U I 1	725	C
Innoveris I et Innoveris III	7.250	C
Total Investisseurs	48.484

TOTAL	78 342	—	3.531

La Société a décidé de faire appel à ses actionnaires, en vue d’une nouvelle augmentation des fonds propres de la Société, pour financer la poursuite de son développement, laquelle se traduit par un nouveau projet d’augmentation qui sera décidée en assemblée générale à

réunir au plus tard le [5 décembre 2003], ladite augmentation de capital d’un montant minimal de 4 millions d’euros devant être souscrite principalement par les Investisseurs pour un montant maximum de 2 millions d’euros, selon la répartition figurant ci-après en Annexe 1, et par un (ou plusieurs) investisseur(s) nouveau(x) pour un montant minimum de 2 millions d’euros.

Cette nouvelle augmentation des fonds propres de la Société aurait les caractéristiques suivantes:

-	augmentation de capital d’un montant minimum (prime d’émission incluse) de 4.000.000 euros par l’émission d’un nombre maximum de 40.000 actions au prix minimum unitaire de 150 euros (prime d’émission incluse) (dont 2.000.000 euros au maximum à souscrire par les Investisseurs ou les membres de leur groupe comme il est précisé en Annexe 1);

-	catégorie des actions créées : actions de catégorie A pour les actionnaires de catégorie A, actions de catégorie B pour les actionnaires de catégorie B, actions de catégorie C pour les actionnaires de catégorie C « A, B, C », en application de l’article 7 des statuts;

-	date de jouissance des actions nouvelles : date de souscription;

-	Libération des souscriptions : en numéraire, par versement en espèces ou par compensation des créances détenues sur la société;

-	modalité de l’émission : l’augmentation de capital sera réalisée avec suppression du droit préférentiel de souscription;

-	tenue de l’assemblée générale extraordinaire : au plus tard le 5 décembre 2003.

Cette augmentation de capital est ci-après désignée « l’Augmentation de Capital Conforme ».

Les Investisseurs renonceront, pour les besoins et seulement en cas de réalisation l’Augmentation de Capital Conforme, et uniquement dans cette hypothèse, de manière ferme et irrévocable à l’application des dispositions des Articles 4 et 6 (relatifs au full ratchet et au changement de contrôle) du Pacte d’Actionnaires de la Société en date du 26 novembre 2001 du fait de la réalisation de l’Augmentation de Capital Conforme.

Les Investisseurs s’engagent d’ores et déjà à voter en faveur de l’Augmentation de Capital Conforme , et à faire en sorte que celle-ci soit souscrite, sous réserve de l’intervention d’un ou plusieurs investisseur(s) tiers comme il est dit ci-dessus, dans les conditions visées ci-dessus pour un montant minimum, prime d’émission incluse, de 4.000.000 euros.

CONVENTION

Chacun des termes et expressions suivants utilisés dans le corps de la présente Convention doit être entendu comme ayant le sens qui lui est attribué ci-dessous, sauf si le contexte requiert un sens différent:

Avance	Les sommes que les Investisseurs avancent à la Société aux termes des présentes, soit un million quatre cent soixante cinq mille euros (1.465.000€).

Cas de Remboursement Anticipé	Désigne tout événement prévu à l’Article 3.3).

Convention	Désigne la présente convention et, le cas échéant, tout avenant à celle-ci.

Date de Paiement d’Intérêt	Désigne toute date prévue à l’Article 1.4).

« € » ou « euro »	Désigne la monnaie ayant cours légal en France.

Jour Ouvrable	Un jour où les transactions en euro et les opérations de change sont faites sur le marché interbancaire de Paris et pendant lequel les banques en France sont ouvertes toute la journée pour des opérations sur le marché monétaire.

Période d’Intérêt	Mensuelle.

Article I – Termes et conditions de l’Avance

Avance en compte courant

1.1	Les Investisseurs apportent en compte courant à la Société la somme de 1.465.000 (un million quatre cent soixante cinq mille) euros,– (ci–après l’« Avance »).

L’Avance est répartie entre les Investisseurs de la manière suivante:

Investisseurs	Montant (€)
SIPAREX VENTURES 1	400.000,00
CL CAPITAL DEVELOPPEMENT 1	250.000,00
INNOVERIS 3	315.000,00
LoJack	300.000,00
X.Gérard	200.000,00
Total	1.465.000,00

1.2. Versement

Cette somme de 1.465.000 euros sera versée par chacun des Investisseurs concernés, agissant sans solidarité, à proportion des montants indiqués ci-dessus, par virement au crédit du compte de la Société sur le compte suivant:

BANQUE : Crédit du Nord Rive Gauche Entreprises

code banque : 30076

Code agence : 02147

numéro de compte : 11914600200 – Clé RIB 77

IBAN FR76 30076021471191460020077

le 30 octobre 2003 au plus tard.

Ces sommes seront inscrites au crédit du compte courant d’actionnaires ouvert au nom de chaque Investisseur dans les livres de la Société.

1.3. Droit de communication

Les Investisseurs, en leur qualité de créanciers de la Société, pourront se faire communiquer tous les documents comptables de la Société

1.4. Intérêts

Le montant de cette Avance portera intérêt entre la date de son versement jusqu’à la date de son remboursement normal ou anticipé, au taux mensuel de 0,1% (zéro virgule un pour cent) par mois, soit 1,2% (un virgule deux pour cent) l’an.

Les intérêts seront capitalisés et seront payés lors du remboursement de l’Avance ou lors de sa compensation avec la souscription des actions à émettre lors de l’augmentation de capital. Les intérêts seront calculés pour le nombre exact de jours écoulés au cours d’un mois civil considéré sur la base d’une année de 360 jours.

En cas d’exigibilité anticipée de l’Avance dans les conditions de l’article 3.3) ci-après, l’Avance portera intérêt rétroactivement à compter du [date de versement de l’Avance] au taux mensuel de 0,3% (zéro virgule trois pour cent) soit 3,6% ( trois virgule six pour cent) l’an.

Pour satisfaire aux dispositions légales, il est précisé que le taux effectif global qui serait applicable à l’Avance, pour une durée devant prendre fin le 10 décembre 2003 au plus tard, serait au jour des présentes de 1,2% (un virgule deux pour cent) l’an.

1.5. Remboursement

Cette Avance, y compris les intérêts calculés prorata temporis, sera remboursée aux Investisseurs en totalité au plus tard au 6 décembre 2003.

Ce remboursement sera pourra être opéré par compensation avec le prix de souscription des actions nouvelles à émettre dans les conditions définies à l’article II ci–après.

Monsieur Xavier Gérard sera remboursé de la somme de 160 500 €, sous réserve de l’adoption, par l’assemblée générale extraordinaire des résolutions permettant l’augmentation de capital conforme et la suppression du droit préférentiel de souscription au profit de Christine Gérard et Jacques de Panisse Passis, dés la signature par ces mêmes personnes d’un bulletin de souscription d’actions pour pareil montant à condition que la dite souscription interviennent pendant la période de souscription et que ces deux personnes aient adhéré au pacte d’actionnaires .

Toutefois, au cas où cette augmentation de capital n’aurait pas été réalisée au profit des Investisseurs dans les conditions indiquées en préambule au plus tard le 5 décembre 2003, ou en cas de non réalisation des conditions suspensives précisées ci-après à l’article II ci-après, l’avance en compte courant serait de plein droit remboursable en capital et intérêts le 1er décembre 2003.

Cette avance sera remboursée aux investisseurs dans l’hypothèse où l’un ou l’autre des investisseurs n’aurait pas apporté la somme prévue et mentionnée à l’article 1.1 des présentes.

1.6. Modalités de Paiement.

La Société établira et maintiendra un compte de contrôle indiquant le montant total de toutes les sommes prêtées, et de tous les remboursements de principal et paiements d’intérêts effectués en exécution de la présente Convention.

Tous les règlements requis de la Société ou des Investisseurs en vertu de la présente Convention devront être effectués avant onze (11) heures (heure de Paris) le Jour Ouvrable concerné.

Tout remboursement de principal, tout paiement d’intérêts n’intervenant pas un Jour Ouvrable sera reporté au Jour Ouvrable suivant, sauf s’il en résulte un report du jour de paiement au mois civil suivant, auquel cas le jour de paiement sera le dernier Jour Ouvrable du mois en cours. Il sera tenu compte d’un tel aménagement pour le calcul des intérêts.

Article II – Capitalisation de l’Avance

Sans préjudice de la faculté dont dispose chacun des Investisseurs de demander le remboursement de l’avance dans l’hypothèse de réalisation d’un des évènements visés à l’article 3.3 ci-dessous, chacun des Investisseurs aura la faculté de capitaliser l’Avance consentie par lui (en principal et en intérêts), par voie de compensation de créance, dans les conditions ci-après:

i. Hypothèse de réalisation, avant le 5 décembre 2003, d’une Augmentation de Capital Conforme

Dans l’hypothèse de la réalisation avant le 5 décembre 2003, d’une Augmentation de Capital Conforme, chacun des Investisseurs aura la l’obligation de capitaliser l’Avance consentie par lui et les intérêts courus, en totalité, le jour de la réalisation l’Augmentation de Capital Conforme par compensation directe de l’Avance.

Ainsi, il est expressément convenu que les Investisseurs s’engagent à souscrire (sous réserve de la réalisation des conditions suspensives ci-après définies) dans ces conditions un nombre maximum de 20.000 actions nouvelles, au prix unitaire minimum de 150 euros dans la limite toutefois d’un montant maximum de 2.000.000 euros, et à procéder à la libération intégrale des actions nouvelles dès leur souscription. La libération de la souscription des Investisseurs sera effectuée par (x) compensation avec l’Avance le montant de ladite créance devant être certifiée par le(s) Commissaire(s) aux comptes de la Société au moment de la souscription à l’augmentation de capital et (y) par versement en numéraire.

Cet engagement de souscription porte sur le nombre d’actions et les montants figurant en face de chacun des noms dans la liste figurant en Annexe 1, sans solidarité entre les Investisseurs.

Toutefois, l’engagement de souscription en cas de réalisation d’une Augmentation de Capital Conforme avant le 5 décembre 2003 est soumise à la réalisation préalable des conditions suspensives suivantes, lesquelles devront être levées au plus tard d’ici le 5 décembre 2003:

a)	tenue d’une assemblée générale extraordinaire le 24 novembre 2003 au plus tard, et approbation de l’Augmentation de Capital Conforme;

b)	absence d’éléments, ou survenance d’un fait quelconque, de nature à avoir un effet défavorable grave sur les activités, la situation économique et financière, le patrimoine ou les perspectives de la Société entre la date de signature des présentes et la date de réalisation de l’Augmentation de Capital Conforme;

c)	accord sur les termes des présentes par les comités d’investissement de chaque Investisseurs par production d’une attestation au plus tard le 5 décembre 2003;

d)	accord écrit et non conditionnel du (des) nouveau(x) investisseurs pour que les Investisseurs bénéficient pari passu des mêmes droits en terme de (i) droits anti-dilution (« ratchet ») et (ii) de droits sur le boni de liquidation (« liquidation preference ») que ceux réservés au(x) nouvel(aux) investisseur(s) à l’occasion de la réalisation de l’Augmentation de Capital Conforme;

e)	mise en place d’un avenant au pacte d’actionnaire de la société en date du 26 novembre 2001 ayant pour objet de prendre en compte la réalisation de l’Augmentation de Capital Conforme et l’arrivée d’un (de) nouveau(x) investisseur(s), dans des termes jugés satisfaisants par les Investisseurs.).

Il est expressément convenu entre les signataires et la Société, que tout protocole ou convention à passer avec un (ou des) nouveau(x) investisseur(s) devra prendre en compte les dispositions de la présente convention.

ii. Hypothèse d’absence d’une Augmentation de Capital Conforme avant le 5 décembre 2003

En toutes hypothèses, si l’Augmentation de Capital Conforme n’est pas réalisée au plus tard le 5 décembre 2003, ou si l’ensemble des conditions suspensives visées au i) ci-dessus n’étaient pas réalisées au plus tard le 5 décembre 2003, chaque Investisseur pourra exiger le remboursement de la totalité de l’Avance et des intérêts courus, qu’il a consentie.

En outre, chaque Investisseur sera en droit (mais n’aura pas l’obligation) de demander la conversion de l’Avance dans le cadre d’une augmentation de capital à réaliser dans les conditions suivantes:

-	augmentation de capital d’un montant maximum de 1.464.990 euros par l’émission d’un nombre maximum de 97.666 actions à un prix d’émission égale à la valeur nominale de 15 euros, qui serait souscrite selon la répartition et les montants maximum figurant en Annexe 2;

-	catégorie des actions créées : actions de catégorie A pour les actionnaires de catégorie A, actions de catégorie B pour les actionnaires de catégorie B, actions de catégorie C pour les actionnaires de catégorie C;

-	date de jouissance des actions nouvelles : date de souscription;

-	Libération des souscriptions : en numéraire, par compensation de tout ou partie de l’Avance;

-	modalité de l’émission : augmentation de capital avec suppression du droit préférentiel de souscription au profit des Investisseurs;

-	tenue de l’assemblée générale extraordinaire : au plus tard le 31 décembre 2003.

Cette opération est ci-après désignée « l’Augmentation de Capital II ».

A cet effet, si l’Augmentation de Capital Conforme n’est pas réalisée au plus tard le 5 décembre 2003, ou si les conditions suspensives visées au i) ci-dessus n’étaient pas réalisées au plus tard le 5 décembre, chacun des signataires prend les engagements suivants:

(i)	le Président du Directoire de la Société s’engage à convoquer une assemblée générale extraordinaire aux fins de décider l’Augmentation de Capital II1;

(ii)	Le Président du Conseil de Surveillance, les membres du Conseil de surveillance ainsi que les membres du Directoire[2] s’engagent, chacun en ce qui les concerne à présenter, recommander, voter et faire voter auprès des organes sociaux de la Société toute résolution permettant la réalisation de l’Augmentation de Capital II. cet engagement valant convention irrévocable de vote.

(iii)	Chaque signataire s’engage par ailleurs, chacun en ce qui les concerne, à voter lors de l’assemblée générale extraordinaire en faveur de toutes résolutions permettant la réalisation de l’Augmentation de Capital II, cet engagement valant convention irrévocable de vote.

Article III – Dispositions générales

3.1 Déclarations et garanties.

A la date de signature de la présente convention et à la date de versement de l’Avance, la Société déclare et garantit pour ce qui la concerne, que:

a) la signature de la convention a été dûment autorisée par délibération du Conseil de Surveillance en date du 29 octobre 2003 et ne requiert aucune autorisation d’aucune autorité compétente qui n’ait été obtenue pour sa signature ou son exécution;

b) la signature de la convention et l’exécution des obligations qui en découlent pour elle ne contreviennent à aucune disposition de ses statuts ni aucune stipulation d’aucun contrat ou engagement auquel elle est partie ou par lequel elle est liée, ni ne violent en aucune façon les lois ou règlements qui lui sont applicables;

[1]	Il doit être signataire.
[2]	Idem.

d) la convention demeure, après mise à disposition de l’Avance, un engagement légal, valable et obligatoire de la Société, conformément à ses termes. Les emprunts contractés par elle en vertu de la Convention viennent au même rang à tous égards que ses autres dettes chirographaires, à l’exception des privilèges légaux;

e) il n’existe pas de fait susceptible de constituer un Cas de Manquement (tels que définis ci-après).

f) le transfert et le remboursement du principal, le paiement des intérêts afférents à la Convention ne nécessitent aucune autorisation d’une autorité publique quelconque.

3.2 Engagements.

Jusqu’à ce que toutes les sommes dues par la Société en exécution de la convention soient intégralement remboursées et que soient exécutées toutes les autres obligations découlant pour elle de la convention, la Société s’engage à:

a)	maintenir les emprunts contractés par elle en vertu de la convention (ou de toute autre convention de nature équivalente auprès de ses actionnaires) au même rang que ses autres dettes chirographaires à l’exception des privilèges légaux;

b)	ne consentir ni laisser subsister s’ils ont été constitués postérieurement à la date de signature de la Convention, pour sûreté de toute dette financière présente ou future ou pour sûreté de toute garantie de telles dettes, aucune hypothèque, aucun nantissement, aucun gage ou aucun autre droit réel quelconque sur tout ou partie de ses actifs ou revenus, présents ou futurs;

c)	notifier sans délai aux Investisseurs la survenance de tout événement constituant un Cas de Manquement (tels que définis ci-après).

3.3 Cas de Manquement

Chacun des Investisseurs se réserve le droit de demander l’exigibilité anticipée de la totalité des sommes dues en principal, intérêts, intérêts de retard, commissions, frais et accessoires si l’un quelconque des événements suivants (un “ Cas de Manquement ”) survenait:

-	toute mesure prise à l’égard de la Société de règlement amiable, réorganisation judiciaire, dépôt de bilan, cessation de paiements, nomination d’un administrateur provisoire, redressement judiciaire ou liquidation judiciaire ou toute mesure ou procédure analogue;

-	Cession à un tiers par un actionnaire d’un ou plusieurs titres de capital ou droit de vote de la Société réalisée en violation des stipulations du pacte d’actionnaires de la Société conclu le 30 juillet 2002,

-	Cession ou apport de fonds de commerce de la Société,

-	Cession ou apport d’actifs essentiels de la Société,

-	Transfert par les actionnaires de la Société sous quelque forme que ce soit, y compris par voie d’apport partiel d’actifs, de fusion ou la scission, à l’un des actionnaires de la Société ou à un tiers, agissant seul ou de concert au sens des dispositions du Code de commerce, d’un nombre d’actions et/ou de droits de vote de la Société conférant à cet actionnaire ou à ce tiers le contrôle de la Société au sens des dispositions du Code de commerce,

-	la survenance d’une illégalité pour la Société à exécuter l’une quelconque de ses obligations au titre de la Convention, ou

-	dans l’hypothèse d’une modification des liens directs ou indirects de capital entre le FCPR Siparex Ventures I et la Société, telle qu’elle ne permettrait plus au FCPR Siparex Ventures I de détenir au moins 5% du capital de la Société.

3.4 Intérêts de retard.

En cas de non-paiement à son échéance par la Société de tout montant dû en exécution de la Convention, la Société paiera des intérêts sur ledit montant, de sa date d’échéance à la date de son paiement effectif, calculés à un taux égal à l’EONIA majoré de 3%, pendant la période où ledit montant reste impayé et ce sur simple demande et sous réserve de tout autres droits et actions des Investisseurs.

Pour les besoins des présentes, le terme « EONIA » signifie (A) le taux en pourcentage annuel déterminé par la Fédération des Banques Européennes au jour le jour publié sur la page 247 de l’écran Telerate ou, si elle est indisponible, sur la page correspondante de l’écran Reuter; ou (B) si aucun de ces services n’est disponible, la moyenne arithmétique (arrondie aux quatre décimales supérieures) des taux offerts par des banques de référence, choisies par les Investisseurs, au jour le jour à des banques de premier plan sur le marché interbancaire européen de la zone Euro. Pour tout calcul du taux de l’EONIA à une date qui ne serait pas un jour ouvré, le taux de l’EONIA retenu sera celui publié le dernier jour ouvré précédent.

Les Investisseurs communiqueront dans les meilleurs délais à la Société le taux des intérêts de retard déterminé comme prévu ci-dessus qui, sauf erreur manifeste, liera définitivement les parties.

La perception d’intérêts de retard, qui seront exigibles à tout moment sur simple demande, n’impliquera pas octroi de délai de paiement, ni renonciation d’un droit quelconque découlant pour les Investisseurs de la Convention. En conséquence, la présente clause ne portera aucun obstacle à l’exigibilité de la dite avance en compte courant résultant des présentes.

3.5 Indemnités.

Dans le cas où les Investisseurs, pour arriver au recouvrement de leurs avances en compte courant, seraient obligés de produire un ordre, d’introduire une instance ou d’engager une procédure quelconque, comme en cas de faillite, règlement judiciaire, liquidation amiable de la Société, ils auront le droit à une indemnité forfaitaire de 10% sur le montant de leurs créances indépendamment des frais taxés ou taxables à la charge de la Société.

3.6 Régime fiscal

Le paiement des intérêts et le remboursement de l’Avance seront effectués sous la seule déduction des retenues à la source ou des impôts que la loi en vigueur au jour des présentes met à la charge du titulaire.

Dans le cas où la Société serait obligé d’effectuer une déduction ou une retenue à la source imposée par une autorité compétente en ce qui concerne un paiement fait au titre de l’Avance ou dans le cas où les Investisseurs supporteraient un impôt, taxe, droit ou cotisation en raison d’un paiement reçu de la Société (autre qu’un impôt, taxe, droit ou cotisation applicable au jour des présentes, au taux et à l’assiette actuellement applicables) alors la Société s’engage à supporter l’intégralité de cette déduction ou retenue à la source ou de cet impôt, taxe, droit, cotisation supplémentaire, de sorte que, après imputation de cette déduction ou retenue à la source ou de cet impôt, taxe, droit, cotisation supplémentaire, les Investisseurs reçoivent comme paiement (et conservent) un montant net égal au montant qui aurait dû être reçu si cette déduction ou retenue à la source ou cet impôt, taxe, droit, cotisation supplémentaire n’avait pas existé.

3.6 Non renonciation - notification – nullité d’une disposition.

-	La défaillance de l’une des parties à faire exécuter l’une quelconque des dispositions de la présente convention à un moment quelconque ne pourra en aucun cas être considérée comme valant renonciation à ladite disposition, sauf en cas de renonciation par écrit notifiée par un représentant dûment habilité de cette partie, cette renonciation par écrit devant expressément préciser la nature exacte de ladite renonciation. Le fait de renoncer à soulever une violation la présente convention ne pourra être considéré comme valant renonciation à invoquer d’autres violations.

-	Sauf convention contraire expresse, la présente convention sera considérée comme le document de référence pour toutes les opérations qu’elle prévoit. Aucune des parties ne pourra se prévaloir d’une modification de la présente convention, sauf si elle est faite par écrit, qu’elle précise la nature exacte de cette modification et qu’elle est signée par un représentant dûment habilité de chacune des parties aux présentes.

-	Dans le cas où une ou plusieurs des dispositions de la présente convention serai(en)t ou deviendrai(en)t nulle(s), illégale(s), inopposable(s) ou inapplicable(s) d’une manière quelconque, la validité, la légalité ou l’application des autres dispositions des présentes n’en seraient aucunement affectées ou altérées. Dans une telle hypothèse néanmoins, les parties conviennent de se concerter et de tout mettre en oeuvre afin d’intégrer dans la présente convention une nouvelle clause ayant pour effet de rétablir la volonté commune des parties telle qu’exprimée dans la clause initiale, et ce, dans le respect de la législation et règlements applicables.

3.7 Transfert de la créance.

Les Investisseurs auront la faculté de céder la présente créance à toute entité dans les mêmes conditions que celles visées à l’article [3.1] du Pacte. D’autre part, les Investisseurs auront, si besoin est faculté de céder leur créance pour permettre la souscription des BSA dans les conditions visées à la présente convention.

La Société ne pourra céder ou autrement transférer les droits et obligations découlant pour elle de la Convention.

3.8 Diligence

La Société s’engage à accomplir avec diligence toutes les actions nécessaires à la mise en œuvre de la présente convention.

3.9 Frais.

Les frais de timbre de droits d’enregistrement et des honoraires des présentes le cas échéant sont à la charge de la Société qui s’y oblige.

3.10 Notifications.

Les notifications devront être faites par lettre recommandée avec demande d’avis de réception ou par lettre remise en mains propres contre récépissé à l’adresse des parties indiquées en tête des présentes, ou à toute adresse qui pourrait être notifiée aux autres parties. A défaut de notification par une partie, à toutes les autres, de son changement d’adresse, toute notification effectuée à la dernière adresse notifiée sera réputée valablement faite.

Toute notification par lettre recommandée avec demande d’avis de réception sera considérée comme ayant été reçue à la date de la première présentation de la lettre. Toute notification faite par lettre remise en mains propres sera considérée comme faite à la date apposée par le destinataire. Toute notification, demande ou communication pouvant ou devant être faite en exécution de la Convention pourra être faite par téléphone, avec confirmation par lettre, télex ou télécopie.

3.10 Loi applicable – Attribution de compétence.

La présente convention est régie par le droit français.

En cas de différend, les parties feront leurs meilleurs efforts pour trouver une solution amiable dans les 8 jours de la constatation dudit différend. A défaut, toutes contestations auxquelles l’exécution des présentes ou leur interprétation pourraient donner lieu, seront de la compétence exclusive des tribunaux du ressort de la Cour d’appel de Paris.

3.11 Election de domicile:

Pour l’exécution des présentes conventions, domicile est élu par les Investisseurs et la Société aux adresses figurant en tête des présentes, sauf au cas où une nouvelle adresse aurait été notifiée par lettre recommandée avec accusé de réception.

Fait en 20 exemplaires originaux.

Par Xavier Gerard	Par Credit Lyonnais Private Equity
/s/ Xavier Gerard	/s/ Benjamin Fougerat

Par Michel Faure	Par LOJACK
/s/ Michel Faure	/s/ Paul Barrett

Par Luc Chambon	Par Jean-Jaques Schmoll
/s/ Luc Chambon	/s/ Jean-Jaques Schmoll

Par Traqueur	Par Jacqueline Schmoll
/s/ Stephane Schmoll	/s/ Jean-Jaques Schmoll

Par Stephane Schmoll	Par Marc Villecroze Abdelouhab
/s/ Stephane Schmoll	/s/ Marc Villecroze Abdelouhab

Annexe 1

Actionnaires	Montant (en Euros)	Catégorie
Xavier Gerard	200 000	A
Lojack	300 000	B
Groupe Crédit Lyonnais	250 000	C
Siparex Ventures I	513 409	C
FCPI Uni-Innovation 1	50 397	C
FCPI ING 2 AI 2002	140 531	C
FCPI CA-AM Innovation	200 932	C
Siparex Croissance	19 822	C
Siparex Développement	9 911	C
Groupe Viveris	315 000	C

Total souscripteurs	2 000 000

Annexe 2

	Nb actions	Montant (en Euros)
Groupe Xavier Gerard	13 333	200 000
Lojack	20 000	300 000
Crédit Lyonnais	16 667	250 000
Siparex Ventures I	14 310	214 650,00
FCPI Uni-Innovation 1	1 404	21 060,00
FCPI ING 2 AI 2002	3 918	58 770,00
FCPI CA-AM Innovation	5 600	84 000,00
Siparex Croissance	552	8 280,00
Siparex Développement	276	4 140,00
Total Groupe Siparex	26 060	390 900
Viveris	21 000	315 000
Total souscripteurs	97 060	1 455 900

Exhibit 10.1(B)

Terms and conditions of the current account advance to the company TRAQUEUR SA

BY AND BETWEEN THE UNDERSIGNED:

-	SIGEFI VENTURES GESTION, a French société anonyme capitalized at € 422,670, with registered offices at 139, rue Vendôme, Lyons (69006), with the single identification number in the Lyons Trade Register of 420 732 661, acting in the name of, on behalf and in its capacity as the management company of the venture capital fund (FCPR) SIPAREX VENTURES 1 and the funds (FCPI) ING (F) ACTIONS INNOVATION 1, ING (F) ACTIONS INNOVATION 2, UNI-INNOVATION 1, an acting also in the name, on behalf of, and in its capacity as delegatee for the management of the unlisted assets of the FCPI INDOCAM INNOVATION I, represented by Mr. Michel FAURE, duly authorized to this effect;

-	SIPAREX CROISSANCE, a French société en commandite par actions, capitalized at 66,462,675 65,683,095 euros, with registered offices at 139 rue Vendôme, 69006 Lyon, recorded under the single identification number 312 056 641 in the Lyons Trade Register, represented by its manager the SIGEFI company, a French société par actions simplifiée capitalized at 1,891,336 euros, with registered offices at 139 rue Vendôme, 69006 Lyons, registered under the single identification number 331 595 587 in the Lyons Trade Register, itself represented by Mr. Michel FAURE, duly authorized for the purposes herein;

-	SIPAREX DEVELOPPEMENT, a French société en commandite par actions capitalized at 35,081,220 34.009.245 euros, with registered offices at 166 rue du Faubourg Saint Honoré, 75008 Paris, registered under the single identification number 378 213 375 in the Paris Trade Register, represented by its manager, the SIGEFI Company, a French société par actions simplifiée capitalized at 1,891,336 euros, with registered offices at 139 rue Vendôme, 69006 Lyons, registered under the single identification number 331 595 587 in the Lyons Trade Register, itself represented by Mr. Michel FAURE, duly authorized for the purposes herein;

-	CREDIT LYONNAIS PRIVATE EQUITY, a French société anonyme with Executive Board and Supervisory Board, capitalized at 8,000,000 euros, with registered offices at 43/47, avenue de la grande armée, PARIS (75116), registered in the Paris Trade Register under No. B 428 711 196, represented by Mr. Stéphane MONMOUSSEAU, acting in the name of, on behalf of, and in its capacity as the management company of the FCPR CL Capital Développement 1 and the FCPI Crédit Lyonnais Innovation 1;

-	VIVERIS MANAGEMENT, a French société par actions simplifiée, capitalized at € 168,700, with registered offices in Marseilles, registered in the Marseilles Trade Register under No. 432 544 773, represented by Mr. Marc VILLECROZE ABDELOUHAB, duly authorized for this purpose, acting in the name of, on behalf of and in its capacity as management company of INNOVERIS 1 et INNOVERIS 3, an Innovation Investment Fund (Fonds Commun de Placement pour l’Innovation);

-	LOJACK

a Massachusetts corporation, registered under the number (FED ID) 04-2664794, duly represented by Mr. Paul BARRETT;

-	Xavier GERARD

residing at 21, boulevard Beauséjour, 75116 Paris, married under the regime of shared marital property; hereinafter referred to collectively as the “Investors,” acting without joint and several liability

Party of the first part;

and

TRAQUEUR, a French société anonyme, capitalized at € 1,175,130 with registered offices at 17, Place de la Résistance, Issy les Moulineaux, France (92130), registered in the Nanterre Trade Register under No. 412 027 492, represented by Mr. Stéphane SCHMOLL, Chairman of the Executive Board;

referred to hereinafter as the “Société”;

Party of the second part;

and

- Mr. Jean-Jacques Schmoll, residing at 141, rue de Longchamp, 75116 Paris, France, married under the regime of community property;

  Mrs. Jacqueline SCHMOLL, residing at 141, rue de Longchamp, 75116 Paris, married under the regime of community property;

- Mr. Stéphane SCHMOLL, residing at 16, rue Descartes, 92190 Meudon, France, married under the regime of community of property acquired after marriage;

acting jointly and severally;

- Mr. Luc CHAMBON, residing at 107, rue de l’Université, 75007 Paris, married under the regime of community of property acquired after marriage,

Party of the third part;

WHEREAS

The Investors are shareholders of the Company. They hold together 70.43% of the capital of the Company. The Investors are of a mind to contribute current account funds to the Company under the terms defined herein.

The company TRAQUEUR SA is a company that specializes in the location and rapid recovery of stolen vehicles; it operates in metropolitan France an exclusive license for processes developed by the Massachusetts corporation (USA) LoJack Inc. This license has no expiration date since it is valid until the expiration date of the last improvement patent. In order to be implemented, these processes require the deployment in the territory to be monitored of a substantial infrastructure of radio-communications, telecommunications and information systems.

After a phase of deployment of this network in the year 2002, the Company officially launched the marketing of its service.

As of October 17, 2003, approximately 3,000 vehicles were equipped with the Traqueur system and the first automobile thefts were followed over the next hours with location and interception by the police authorities with which Traqueur SA had signed service agreements (National Police, Ministry of the Interior, Municipal police forces).

In July 2004, the Company completed a capital increase of one and a half million euros, an increase in equity capital to allow Traqueur SA to initiate negotiations for a more substantial capital increase (in the order of 4 to 5 million euros with an offering to new shareholders).

These negotiations were scheduled to take place in September/ October 2003.

The amount of the capital increase under negotiation was sized to allow the company to reach operating breakeven point given the regular increase in automobile installations. At this time, it should be noted that the rate of installation is 17 vehicles per day (regular growth from the effective start-up of sales operations at the beginning of the year).

On October 20, 2003, the Company received an investment proposal from a third party investor (APlusFinance) and, moreover, a certain number a financial institutions are currently rapidly reviewing the operation (OTC Asset Management, FCJE, SPEF Ventures, Innoven Partners).

An analysis of the schedule for these capital increase operations, which will be reserved issues with elimination of preemptive subscription rights, shows that the definitive operations will take place no later than November 29 and, under these conditions, the Company wanted to obtain current account advances from the Investors amounting in total to One Million Four Hundred Sixty Five Thousand (1,465,000) euros. The Investors have agreed to this provided that they have the option of incorporating these advances into the capital of the Company by offsets with claims as part of the capital increase currently being launched.

The purpose of this agreement is to specify the agreement of the Investors and the Company to the terms and conditions of said current account advances and to the terms for repayment of the advances by the Company and/or the conversion of the advances by the Investors into shares of the Company by offset with the claims they hold against the Company for said advances.

As stated above, the Company called on the Investors to finance the Company’s development at the time of a capital increase that was approved by the shareholders’ meeting of July 28, 2003.

Following the decisions of this shareholders’ meeting and the corresponding subscriptions, distribution of the securities issued by the Company is as follows:

SHAREHOLDERS	SHARES	CLASS	BSA/BSPCE
Officers	4,437	A	1,697
Others	25,421	A	1,590
Total Founders	29,858	—
BNP P-D	1,785	C
Tracker	0	B	44
LoJack	13,361	B
EADS	4,230	B	200
CL Group	7,922	C
Siparex Group	7,816	C
FCPI ING (F) AI 1	483	C
FCPI ING (F) AI 2	2,022	C
FCPI I I 1	2,890	C
FCPI U I 1	725	C
Innoveris I et Innoveris III	7,250	C
Total Investors	48,484

TOTAL	78,342	—	3,531

The Company has decided to call on its shareholders for a new increase in the equity capital of the Company in order to finance its continued development, through a new increase to be decided by a shareholders’ meeting to be held no later than [December 5, 2003]; said capital increase for a minimum amount of 4 million euros will be subscribed primarily by the Investors for a maximum amount of 2 million euros, in accordance with the distribution provided hereinafter in Schedule 1and by one (or more) new investor(s) for a minimum amount of 2 million euros.

This new increase in the equity of the Company would have the following features:

-	capital increase for a minimum amount (including share premium) of 4,000,000 euros through the issue of a maximum of 40,000 shares at a minimum unit price of 150 euros (including share premium) (a maximum 2,000,000 euros of which is to be subscribed by the Investors or the members of their group as specified in Schedule 1);

-	class of shares created: class “A” shares for class A shareholders, class B shares for class B shareholders, class C shares for class C shareholders, “A, B, C” pursuant to Article 7 of the bylaws;

-	interest-bearing date of the new shares: subscription date;

-	payment of subscriptions: in cash, by payment in cash, or by offset with claims held against the company;

-	terms of the issue: the capital increase will be completed with elimination of the preemptive subscription right;

-	date of the special shareholders’ meeting: no later than December 5, 2003.

This capital increase is referred to hereinafter as the “Contractual Capital Increase”

The Investors shall firmly and irrevocably waive, for the sole purpose, and only in the event of, completion of the Contractual Capital Increase, application of the provisions of Articles 4 and 6 (concerning the full ratchet and change in control) of the Company Shareholders’ Agreement of November 26, 2001 due to the completion of the Contractual Capital Increase.

The Investors now undertake to vote in favor of the Contractual Capital Increase, and to ensure that this increase is subscribed, subject to the involvement of one or more third party investor(s) as described above, under the terms described herein for a minimum amount, including premium, of 4,000,000 euros.

AGREEMENT

Each of the following terms and phrases used in the body of this Agreement must be understood to have the meaning defined hereinafter, unless the context requires otherwise:

Advance	The sums which the Investors shall advance to the Company under the terms of this Agreement, which is One Million Four Hundred Sixty-Five Thousand euros (€ 1,465,000).

Accelerated Repayment Event	Refers to any event defined in Article 3.3).

Agreement	Refers to this agreement and any amendment thereto.

Interest Payment Date	Refers to any date stipulated in Article 1.4).

“€” or “euro”	Refers to the currency that is legal tender in France.

Business Day	A day on which transactions in euros and currency exchange transactions are performed on the Paris interbank market and during which the banks in France are open for the entire day for money market transactions.

Interest Period	Monthly.

Article I – Terms and conditions of the Advance

Current	account advance

1.2	The Investors shall contribute to the Company as a current account the sum of One Million Four Hundred Sixty Five Thousand (1,465,000) euros (hereinafter the “Advance”).

The Advance shall be divided among the Investors as follows:

Investors	Amount (€)
SIPAREX VENTURES 1	400,000.00
CL CAPITAL DEVELOPPEMENT 1	250,000.00
INNOVERIS 3	315,000.00
LoJack	300,000.00
X.Gérard	200,000.00
Total	1,465,000.00

1.2. Payment

This sum of 1,465,000 euros shall be paid by each of the Investors in question, acting without joint and several liability, in proportion to the amounts indicated above, by transfer to the credit of the Company to the following account:

BANK: Crédit du Nord Rive Gauche Entreprises

Bank Code: 30076

Agency Code: 02147

Account Number: 11914600200 – Clé RIB 77

IBAN FR76 30076021471191460020077

no later than October 30, 2003.

These sums shall be credited to the shareholders’ current account opened in the name of each Investor in the books of the Company.

1.3. Right to be informed

The Investors, in their capacity as creditors of the Company, may request all accounting documents of the Company.

1.4. Interest

The amount of this Advance shall bear interest between the date it is paid until the date of normal or accelerated repayment at the monthly rate of one-tenth of one percent (0.1%) per month, which is one and two-tenths percent (1.2%) per year.

The interest shall be capitalized and shall be paid at the time of repayment of the Advance, or at the time it is offset with the subscription to the shares to be issued during the capital increase. The interest shall be calculated for the exact number of days elapsed during a given calendar month on the basis of a 360-day year.

In the event of accelerated repayment of the Advance under the conditions defined in Article 3.3) hereinafter, the Advance shall bear interest retroactively from the [date of payment of the Advance] at the monthly rate of three-tenths of one percent (0.3%), which is three and six-tenths percent (3.6%) per year.

In order to comply with legal requirements, it is specified that the annualized percentage rate applicable to the Advance, for a period to end no later than December 10, 2003, would, on the date of this Agreement, be one and two-tenths percent (1.2%).

1.5. Repayment

This Advance, including the interest calculated on a prorated basis, shall be repaid to the Investors in full no later than December 6, 2003.

This repayment may be made by offset with the subscription price of the new shares to be issued under the conditions defined in Article II hereinafter.

Mr. Xavier Gérard shall be reimbursed the sum of € 160,500, subject to the condition that the special shareholders’ meeting adopts the resolutions to allow the contractual capital increase and the elimination of the preemptive subscription right to the benefit of Christine Gérard and Jacques de Panisse Passis, upon the signature by these persons of a subscription form for an equal amount, and provided that said subscription occurs during the subscription period and that these two persons have signed the shareholders’ agreement.

However, in the event this capital increase has not been completed in favor of the Investors by December 5, 2003 under the conditions stipulated in the recitals, or if the conditions precedent defined hereinafter in Article II are not satisfied, the current account advance would be automatically repayable with capital and interest on December 1, 2003.

This advance shall be reimbursed to the investors in the event that either of the investors has not contributed the sum stipulated in Article 1.1 herein.

1.6. Payment terms

The Company shall establish and maintain a control account indicating the total amount of all sums loaned and of all repayments of principal and interest made under this Agreement.

All payments required from the Company or the Investors under this Agreement must be made before 11:00 a.m. (Paris time) on the Business Day in question.

Any repayment of principal or any payment of interest not made on a Business Day shall be carried over to the following Business Day, unless the result of such postponement delays the payment day to the next calendar month, in which case the date of payment shall be the last Business Day of the current month. Such an adjustment shall be taken into account in the calculation of the interest.

Article II – Capitalization of the Advance

Without prejudice to the option of each Investor to demand repayment of the advance if any of the events described in Article 3.3 hereinafter occur, each of the Investors shall have to option to capitalize the Advance it has made (principal and interest), by offset with its claim, under the conditions stipulated hereinafter:

iii. Case of Completion of a Contractual Capital Increase before December 5, 2003

In the event that a Contractual Capital Increase is completed before December 5, 2003, each of the Investors shall have the obligation to capitalize the Advance it has made and the interest accrued, in their entirety, on the date of completion of the Contractual Capital Increase by direct offset with the Advance.

Thus, it is expressly agreed that the Investors undertake to subscribe (provided that the conditions precedent defined hereinafter are met) under these conditions a maximum number of 20,000 new shares, at the minimum unit price of 150 euros, up to a maximum limit of 2,000,000 euros, and shall make full payment for the new shares at the time of their subscription. Payment of the subscription by the Investors shall be made by (x) offset with the Advance, the amount of said claim to be certified by the Company’s Auditor or Auditors at the time of subscription to the capital increase and (y) by payment in cash.

This subscription commitment is for the number of shares and the maximum amounts shown after each of the names in the list in Schedule 1, without joint liability between the Investors.

However, the subscription commitment if a Contractual Capital Increase is completed before December 5, 2003 is subject to the prior completion of the following conditions precedent, which must be lifted between this date and December 5, 2003:

f)	a special shareholders’ meeting is held no later than November 24, 2003 which approves the Contractual Capital Increase;

g)	the absence of any elements, or the lack of any event whatsoever that could have a material detrimental effect on the operations, the economic and financial position, the holdings or the outlook of the Company between the date of signature of this document and the date of completion of the Contractual Capital Increase;

h)	agreement on the terms of this Agreement by the investment committees of each Investor, with production of an affidavit no later than December 5, 2003;

i)	written and unconditional agreement by the new investor or investors that the Investors shall benefit pari passu from the same rights in terms of (i) anti-dilution (“ratchet”) rights and (ii) rights to the liquidation dividend (“liquidation preference”) as those reserved to the new investor or investors at the time of the execution of the Contractual Capital Increase;

j)	establishment of an amendment to the company’s shareholders’ agreement dated November 26, 2001 intended to take into account the completion of the Contractual Capital Increase and the arrival of one or more new investors, under terms deemed satisfactory by the Investors.

It is expressly agreed by the signatories and the Company that any memorandum or agreement to be signed with one (or more) new investors must take into account the provisions of this Agreement.

iv. Case of no Contractual Capital Increase before December 5, 2003

In any event, if the Contractual Capital Increase has not been completed by December 5, 2003, or if all the conditions precedent set forth in section i) above have not been met by December 5, 2003, each Investor may require repayment in full of the entire advance it has made and the accrued interest.

Moreover, each Investor shall have the right (but not the obligation) to request conversion of the Advance within a capital increase to be performed under the following conditions:

-	capital increase for a maximum amount of 1,464,990 euros through the issue of a maximum of 97,666 shares at an issue price equal to 15 euros par value, which would be subscribed on the basis of the distribution and maximum amounts defined in Schedule 2;

-	class of shares created: class A share for class A shareholders, class B shares for class B shareholders, class C shares for class C shareholders;

-	interest-bearing date of the new shares: subscription date;

-	Payment of the subscriptions: in cash, by offset with all or part of the Advance;

-	terms of the issue: capital increase with elimination of the Investors’ preemptive subscription rights;

-	a special shareholders’ meeting is held: no later than December 31, 2003.

This operation is referred to hereinafter as the “Capital Increase II”.

For this purpose, if the Contractual Capital Increase is not completed by December 5, 2003, or if the conditions precedent set forth in section i) above have not been met by December 5 each of the signatories makes the following undertakings:

(iv)	The Chairman of the Executive Board undertakes to call a special shareholders’ meeting to approve the Capital Increase II3.

(v)	The Chairman of the Supervisory Board, the members of the Supervisory Board and the members of the Executive Board[4] undertake, each with respect to the elements affecting it, to recommend, approve and have the corporate bodies of the Company approve, any resolution to allow completion of the Capital Increase II; this undertaking implies an irrevocable agreement to approve.

(vi)	Each signatory also undertakes, each with respect to the elements affecting it, to vote, during the special shareholders’ meeting, in favor of all resolutions that will allow completion of Capital Increase II; this undertaking implies an irrevocable agreement to approve.

Article III – General provisions

3.1 Representations and warranties

On the date of signature of this document and on the date of payment of the Advance, the Company represents and warrants that:

a) the signature of the Agreement was duly authorized by a resolution of the Supervisory Board meeting on October 29, 2003 and requires no authorization from any competent authorities which has not been obtained for the signature and execution of the Agreement;

b) the signature of the Agreement and the execution of the obligations for the Company arising there from breach no provisions of its bylaws, nor any provision of any contract or undertaking to which is it a party or by which it is bound, and do not in any manner breach the laws or regulations applicable to the Company;

d) the Agreement shall remain, after the Advance is made, a legal, valid and enforceable undertaking of the Company, in accordance with the terms therein; loans contracted by the Company under the Agreement shall have the same rank in all respects as its other unsecured debt, with the exception of preferred debt as defined by law;

e) there is no fact which could constitute a Case of Default (as defined hereinafter);

f) the transfer and repayment of the principal and the payment of the interest under the Agreement require no authorization from any public authority.

3.2 Undertakings.

Until all sums owed by the Company under the Agreement are repaid in full and all obligations arising for the Company from the Agreement are executed, the Company undertakes to:

a) maintain the loans it has contracted under the Agreement (or under any other similar agreement with its shareholders) at the same rank as other unsecured debt, with the exception of preferred debt as defined by law;

b) not to grant or allow to remain if granted after the date of signature of the Agreement, in order to secure any present or future financial debt or as security to guarantee such

[3]	Il doit être signataire.
[4]	Idem.

debts, any mortgage, pledge, security, or any other real right on all or part of its present or future assets or revenues;

c) notify the Investors immediately of the occurrence of any event that constitutes a Case of Default (as defined hereinafter).

3.3 Default

Each of the Investors reserves the right to demand accelerated payment of all sums due by way of principal, interest, late penalties, costs and incidental charges, if any of the following events occur (a “Case of Default”):

-	any measure taken against the Company for out-of-court settlement, legal reorganization, bankruptcy, cessation of payments, appointment of a provisional administrator, court-ordered receivership, court-ordered liquidation, or any similar measure or procedure;

-	sale to a third party by a shareholder of one or more shares or voting rights in the Company made in breach of the provisions of the Company’s shareholders’ agreement signed on July 30, 2002;

-	sale or contribution of the business of the Company;

-	sale or contribution of key assets of the Company;

-	transfer by the shareholders of the Company, in any form whatsoever, including through spin-off, merger or demerger, to one of the shareholders of the Company or to a third party, acting alone or with another party as this is defined by the Commercial Code, of a number of shares and/or voting rights in the Company which gives said shareholder or said third party control of the Company as control is defined by the Commercial Code;

-	a situation where it becomes illegal for the Company to execute any of its obligations under the Agreement; or

-	a change in the direct or indirect capital relations between FCPR Siparex Ventures I and the Company, which would no longer allow FCPR Siparex Ventures I to hold at least 5% of the capital of the Company.

3.4 Late interest

If the Company fails to pay on its due date any amount due under the Agreement, the Company shall pay interest on said amount from the due date to the actual date of payment, calculated at a rate equal to the EONIA rate plus 3% for the period in which said amount remains unpaid, on simple demand and subject to all other rights and actions of the Investors.

For the purposes of this Agreement, the term “EONIA” means (A) the annual percentage rate determined by the Federation of European Banks daily and published on page 247 of the Telerate screen or, if this is not available, on the corresponding page of the Reuters screen; or (B) if none of these services is available, the arithmetic mean (rounded off to the next highest four decimal points) of the day-to-day rates offered by reference banks to leading banks in the European interbank market of the Euro zone. To calculate the EONIA rate on a date that is not a business day, the EONIA rate used will be the rate published on the last business day preceding said date.

The Investors shall inform the Company as soon as possible of the late interest rate determined as stipulated above which, except in cases of manifest error, shall be definitively binding on the parties.

The collection of late interest, which shall be payable at any time on request, shall not imply that a payment delay has been granted, nor shall it imply that any right resulting for the Investors from the Agreement is waived. This clause shall not therefore stop said current account advance resulting herefrom being due.

3.5 Indemnities

In the event that the Investors, in order to collect their current account advances, are forced to obtain a formal order, to file legal action or to initiate any proceedings whatsoever, as in the case of bankruptcy, court-ordered receivership, or liquidation of the Company, they shall have the right to a flat-rate indemnity of 10% on the amount of their claims, independently of the costs charged or to be charged and paid by the Company.

3.6 Tax treatment

Payment of the interest and the repayment of the Advance shall be made with the sole deduction of withholding tax of or taxes chargeable to the holder by the law applicable on the date hereof.

If the Company is required to take a deduction or withholding imposed by a competent authority for a payment made for the Advance, or if the Investors pay a tax, duty, charge or contribution because of a payment received from the Company (other than a tax, duty, charge or contribution applicable on the date of this Agreement, at the rate and on the schedule currently applicable), then the Company undertakes to pay all of this deduction or withholding or of this additional tax, duty, charge or contribution, so that, after charging said deduction or withholding or said additional tax, duty, charge or contribution, the Investors shall receive as payment (and retain) a net amount equal to the amount which should have been received if said deduction or withholding or said additional tax, duty, charge or contribution had not existed.

3.6 Non-waiver – Notices – Nullification of a provision

-	Failure by one of the parties to enforce execution of any of the provisions of this Agreement at any time may not, under any circumstances, be deemed to imply a waiver of said provision, except in the case of a written waiver notified by a duly authorized representative of said party; said written waiver must expressly stipulate the exact nature of this waiver. Failure to raise a breach of this Agreement may not be deemed to imply a waiver of the right to invoke other breaches.

-	Except for an express agreement otherwise, this Agreement shall be deemed to be the reference document for all operations for which it provides. None of the parties may take advantage of a change in this Agreement unless such a change is made in writing, specifies the exact nature of said change, and is signed by a duly authorized representative of each of the parties to this Agreement.

-	In the event that one or more of the provisions of this agreement is or becomes null and void, illegal, unenforceable or inapplicable in any way, the validity, legality or application of the other provisions of this Agreement shall not be affected or altered in any way. However, in such a case, the parties agree to consult with each other and make every effort to insert in this Agreement a new clause that has the effect of re-establishing the mutual intention of the parties as expressed in the original clause, in compliance with the applicable legislation and regulations.

3.7 Transfer of the claim

The Investors shall have the option of assigning this claim to any entity under the same conditions as set forth in Article [3.1] of the Shareholders’ Agreement. Moreover, the Investors shall have, if needed, the option of assigning their claim to allow the subscription of the BSA (equity warrants) under the conditions stipulated in this Agreement.

The Company may not assign or otherwise transfer its rights and obligations under the Agreement.

3.8 Diligence

The Company undertakes to use its best endeavors to do everything necessary to implement this Agreement.

3.9 Fees and costs

The recording stamp duties and fees for this Agreement, if any, shall be paid by the Company which agrees to do so.

3.10 Notices

Notices must be made by registered letter with return receipt, or by a letter delivered by hand in exchange for a receipt at the addresses of the parties indicated at the beginning of this document, or to any other address that may be notified to the other parties. If a party fails to notify all other parties of a change in address, any notice sent to the last address notified shall be deemed to have been validly made.

Any notice sent by registered mail with return receipt shall be deemed to have been received on the date of the first delivery of the letter. Any notice delivered by hand shall be deemed to have been delivered on the date signed by the recipient. Any notice, request, or communication that may or must be made under the Agreement may be made by telephone, with confirmation sent by mail, telex or fax.

3.10 Applicable law – Jurisdiction

This Agreement is governed by French law.

In the event of a dispute, the parties shall use their best efforts to find an amicable solution within 8 days after notification of said dispute. If no agreement is reached, any disputes arising from the execution or interpretation of this agreement shall be submitted to the exclusive jurisdiction of the courts in the jurisdiction of the Paris Court of Appeals.

3.11 Election of domicile:

For the execution of this Agreement, the Investors and the Company elect domicile at the addresses provided at the beginning of this document, except in the event that a new address has been notified by registered mail with return receipt.

Executed in 20 originals.

By	By

By	By

Schedule 1

Shareholders	Amount (Euros)	Class
Xavier Gerard	200,000	A
Lojack	300,000	B
Crédit Lyonnais Group	250,000	C
Siparex Ventures I	513,409	C
FCPI Uni-Innovation 1	50,397	C
FCPI ING 2 AI 2002	140,531	C
FCPI CA-AM Innovation	200,932	C
Siparex Croissance	19,822	C
Siparex Développement	9,911	C
Viveris Group	315,000	C

Total subscribers	2,000,000

Schedule 2

	Number of Shares	Amount (Euros)
Xavier Gerard Group	13,333	200,000
Lojack	20,000	300,000
Crédit Lyonnais	16,667	250,000
Siparex Ventures I	14,310	214.650.00
FCPI Uni-Innovation 1	1,404	21,060.00
FCPI ING 2 AI 2002	3,918	58,770.00
FCPI CA-AM Innovation	5,600	84,000.00
Siparex Croissance	552	8,280.00
Siparex Développement	276	4,140.00
Total Siparex Group	26,060	390,900
Viveris	21,000	315,000
Total subscribers	97,060	1,455,900